EXHIBIT 10.8

GOLDEN STAR ENTERPRISES LTD. EXECUTIVE COMPENSATION AGREEMENT

This Agreement is dated effective as of December 1, 2021

Between:

LOUIS SHEFSKY an individual residing at 7420 Bathurst St., Suite 1104, Thornhill Ontario L4J6X4 (the “EXECUTIVE”)

And:

GOLDEN STAR ENTERPRISES LTD., a Delaware corporation having a business office at 2803 Philadelphia Pike, Suite B #565, Claymont, DE 19703 (the “Company”)

Whereas:

A. The Company desires to retain the services of EXECUTIVE with respect to the day to day operations of the Company and its wholly owned subsidiary, Enigmai;

B. The EXECUTIVE has certain business management expertise and financial markets expertise and has agreed to provide day to day management and oversight of the Company’s operations.

Now therefore this Agreement is entered into pursuant to the mutual covenants and agreements set forth below:

Section 1. Interpretation

1.1 Where used herein the following terms shall have the meanings set out below:

(a) “Executive Services” means the services to be provided by the EXECUTIVE as set out herein;

(b) “Board” means the board of directors of the Company;

(c) “Business Material” means any financial, market and technical information, methods and plans, trade secrets, know-how, technical expertise and other information relating to the Company’s business and operations;

(d) “Term” has the meaning given to it in subsection 2.1.

1.2 Governing Law.

This Agreement shall be governed by and be construed in accordance with the laws of Delaware.

1.3 Severability.

If any one or more of the provisions contained in this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 2. Term

2.1 Term.

The term of this Agreement (the “Term”) shall be from and including December 1, 2021, to and including November 30, 2022, unless this Agreement is earlier terminated in accordance with Section 5.

Section 3. Consulting Services

3.1 Consulting Services.

The Company hereby appoints and retains the EXECUTIVE, on a non-exclusive basis, during the Term to act as President of the Company and to provide such management services as requested by the Company from time to time relative to the operation of the Company including oversight of the Company’s required compliance filings, management and director of staff and consultants, as maybe required, and other day to day operations. The EXECUTIVE hereby accepts such appointment and agrees to provide diligently the Executive Services. In providing the Executive Services, the EXECUTIVE will report directly to and take direction from the Board. The EXECUTIVE shall attend as may be required by the Board, such meetings of the Board, either telephonically or in person, and provide reports on the Executive Services which shall include:

(a) be contracted by the Company as President;

(b) perform such duties and services as are commensurate with Executive’s position or as otherwise reasonably directed by the Board of Directors of the Company (the “Board”), which include but are not limited to;

•	Design and implement business strategies, plans and procedures;
•	Set comprehensive goals for performance and growth;
•	Establish policies that promote company culture and vision;
•	Oversee daily operations of the company and the work of employees and consultants (IT, Marketing, Sales, and Finance etc.);
•	Lead employees to encourage maximum performance and dedication;
•	Evaluate performance by analyzing and interpreting data and metrics;
•	Work with Company in fundraising ventures;
•	Participate in expansion activities (investments, acquisitions, corporate alliances etc.);
•	Manage relationships with partners/vendors;
•	Executive will serve on the Board of Directors of the Company and will retain said Board Seat at all times that they serve as an Executive of the Company

(c) Perform all duties incident to Executive’s position to the best of Executive’s ability and in compliance with the policies and procedures of the Company;

(d) Report directly to the Board

3.2 Board to Act Independently.

The Board shall diligently and responsibly receive all advice from the EXECUTIVE and exercise its own independent judgment before acting upon such advice.

2

3.3 Remuneration.

(a) In consideration of the provision of the EXECUTIVE Services, the Company shall pay to the EXECUTIVE a flat fee of one million fifty-four thousand three hundred thirty-nine (1,054,339) unregistered, restricted Shares of its Common Stock.

(b) The Company shall further pay to the EXECUTIVE any out-of-pocket expenses which shall be prior approved by the Company for the attendance at any meetings as may be required.

3.4 Other Contractual Agreements

The parties to this Agreement recognize that they may enter into other contractual agreements for services to be provided to the Company for which independent contracts shall be executed and that this Agreement relates solely to the appointment of the EXECUTIVE and the mandate of the EXECUTIVE as noted by the Company and the Board.

3.5 Disclosure of EXECUTIVE. During the Term, the EXECUTIVE shall:

(a) disclose to the Company all of its interests in any transaction or agreement contemplated by the Company or any matter which may taint the EXECUTIVE’s objectivity when performing its role as an EXECUTIVE hereunder;

(b) inform the Company of any business opportunities made available to the EXECUTIVE as a result of the EXECUTIVE’s involvement with the Company or otherwise through the performance of the EXECUTIVE Services; and

(c) not serve as EXECUTIVE, or consent to an appointment as a member of the board of directors, of a company which competes, directly or indirectly, with the Company.

Section 4. Confidential Information

4.1 Confidentiality Obligation.

The EXECUTIVE recognizes and agrees that any Business Material, Corporate Knowhow or Technical Data (the “Business Material”) furnished or to be furnished to it by the Company is to be used only for the purpose of providing the EXECUTIVE Services hereunder and that such materials and information will be kept confidential by the EXECUTIVE provided, however, that any such Business Material may be disclosed:

(a) if specifically consented to in writing by the Company; or

(b) if required by applicable law or by an order of a court of competent jurisdiction.

4.2 Exceptions.

The provisions of Section 4.1 shall not apply to:

(a) information which becomes generally available to the public other than as a result of a disclosure by the EXECUTIVE;

(b) information which is generally known to knowledgeable businesspeople involved in the business conducted by the Company other than as a result of a disclosure by the EXECUTIVE in violation of this part;

(c) information that was available to the EXECUTIVE on a non-confidential basis prior to its disclosure to the EXECUTIVE by the Company; or

3

(d) information that becomes available to the EXECUTIVE on a non-confidential basis from a person or entity other than the Company, unless such disclosure by that person is itself in breach of a confidentiality commitment made directly or indirectly to the Company;

and provided that nothing in this Agreement shall prevent the EXECUTIVE from using its expertise and knowledge in the conduct of other business for its own account or as a Consultant to others, except as set forth in paragraph 3.5(c) above.

5. Termination

5.1 Termination by the Company and the EXECUTIVE.

The Company or the EXECUTIVE may terminate this Agreement without cause at any time by giving thirty (30) days written notice of termination of this Agreement to the other party. Any termination of this Agreement, either pursuant to this Section or otherwise, will not affect the obligations under Section 4, which will survive such termination. In the event that this Agreement is terminated by the Company, the Company shall pay the EXECUTIVE an amount equal to any expenses incurred by the EXECUTIVE up to the effective date of the termination to the extent such expenses have not previously been reimbursed. Upon payment of such amounts, the EXECUTIVE shall have no claim against the Company for damages or otherwise by reason of such termination. In the event of termination of this Agreement, the EXECUTIVE shall, prior to the effective date of the termination, deliver to the Company all books, records, or other information in its possession pertaining to the Company’s business.

6. Indemnity and Limitation of Liability

6.1 Indemnification by the Company.

The Company shall indemnify and hold harmless the EXECUTIVE against any and all losses, damages, suits, judgments, costs and expenses arising under any such third-party claim or action that occurs solely due to actions taken by the Company, or by EXECUTIVE at the Company’s direction, provided however, that the EXECUTIVE provides the Company with:

(a) written notice of such claim or action within 14 days of acquiring knowledge of the event;

(b) sole control and authority of the defense or settlement of such claim or action (provided that the Company shall not enter into any settlement which materially affects the EXECUTIVE’s rights without the EXECUTIVE’s prior written consent); and

(c) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

The Company shall not indemnify EXECUTIVE for any losses, damages, suits, judgments, costs or expenses arising from actions taken solely by EXECUTIVE.

6.2 No Liability for Acts of the Company.

The EXECUTIVE shall not be liable for any act of the Company or any of its other directors, officers or employees, except as required under applicable Delaware law.

6.3 Limitation of Liability.

Under no circumstances will either party be liable to the other party for indirect, incidental, consequential, special or exemplary or punitive damages (even if such party has been advised of the possibility of such damages), arising from any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or loss of business.

4

7. General Provisions

7.1 No Partnership or Agency.

The relationship between the Company and the EXECUTIVE is that of independent contractor and nothing herein contained shall be interpreted so as to create a partnership or agency relationship between the parties.

7.2 Assignment.

Neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.

As evidence of their agreement this Agreement has been executed by the parties hereto as of the date first above written.

GOLDEN STAR ENTERPRISES, LTD.

/s/ Eliav Kling
Eliav Kling, CEO

/s/ Louis Shefsky
Louis Shefsky, EXECUTIVE

5